SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

     INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.1)*


                          TurboChef Technologies, Inc.
                                (Name of Issuer)

                         Common Stock, $.01 par value
                         (Title of Class of Securities)

                                     900006206
                                  (CUSIP Number)

                                   December 31, 2007
               (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Bluenose Capital Fund (QP), L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    555,568
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    555,568
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               555,568
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.92%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Bluenose Master Fund, Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    904,532
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    904,532
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               904,532
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.12%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               CO
_____________________________________________________________________________

____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Advisors, LLC
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    555,568
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    555,568
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               555,568
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.92%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Fund Management, LLC
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    904,532
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    904,532
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               904,532
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.12%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Steven Shapiro
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,460,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,460,100
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,460,100
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.04%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

This statement is filed with respect to the common stock ("Common Stock") of TurboChef Technologies, Inc. (the "Issuer") beneficially owned by the Reporting Persons identified below as of February 11, 2008, and amends and supplements the
Schedule 13G originally filed by the Reporting Persons on March 16, 2007 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The  names  of  the  persons   filing  this   statement   on  Schedule  13G  are
(collectively, the "Reporting Persons"): Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Master Fund, Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro", and collectively, the "Reporting Persons").


ITEM 4.   OWNERSHIP.

     A.  BN
         (a)  Amount beneficially owned: 555,568
         (b)  Percent of class: 1.92%
         (c)  Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                          0
                (ii)   shared power to vote or to direct the vote
                          555,568
                (iii)  sole power to dispose or to direct the disposition
                          0
                (iv)   shared power to dispose or to direct the disposition
                          555,568

             BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA, and Mr. Shapiro, the controlling person of ICA. Neither ICA nor Mr. Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     B.  BN Offshore
         (a)  Amount beneficially owned: 904,532
         (b)  Percent of class: 3.12%
         (c)  Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                          0
                (ii)   shared power to vote or to direct the vote
                          904,532
                (iii)  sole power to dispose or to direct the disposition
                          0

                (iv)   shared power to dispose or to direct the disposition
                          904,532
              BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM, and Mr. Shapiro, the controlling person of IFM. Neither IFM nor Mr. Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     C.  ICA
         (a)  Amount beneficially owned: 555,568
         (b)  Percent of class: 1.92%
         (c)  Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                          0
                (ii)   shared power to vote or to direct the vote
                          555,568
                (iii)  sole power to dispose or to direct the disposition
                          0
                (iv)   shared power to dispose or to direct the disposition
                          555,568
              ICA is the general partner of BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     D.  IFM
         (a)  Amount beneficially owned: 904,532
         (b)  Percent of class: 3.12%
         (c)  Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                          0
                (ii)   shared power to vote or to direct the vote
                          904,532
                (iii)  sole power to dispose or to direct the disposition
                          0
                (iv)   shared power to dispose or to direct the disposition
                          904,532
              IFM is the investment manager of BN Offshore and other accounts that it separately manages. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN Offshore and the other accounts that it separately manages. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore and the other accounts is separately manages, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore and such other separately managed accounts.

     E.  Steven Shapiro
         (a)  Amount beneficially owned: 1,460,100
         (b)  Percent of class: 5.04%
         (c)  Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                          0
                (ii)   shared power to vote or to direct the vote
                          1,460,100
                (iii)  sole power to dispose or to direct the disposition
                          0
                (iv)   shared power to dispose or to direct the disposition
                          1,460,100
              Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-5 promulgated under the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by BN and BN Offshore.

     Collectively, the Reporting Persons beneficially own 1,460,100 shares of Common Stock representing 5.04% of the outstanding shares of Common Stock.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           /s/ Steven Shapiro
                                    -----------------------------------------
                                    STEVEN SHAPIRO, individually,
                                    as Manager of Intrepid Capital Advisors,
                                    LLC, on behalf of itself and of Bluenose
                                    Capital Fund (QP), L.P., as its general
                                    partner, and as Manager of Intrepid Fund
                                    Management, LLC, on behalf of itself and
                                    of Bluenose Master Fund, Ltd., as its
                                    investment manager